Exhibit 10.28

Private and Confidential

Carys Damon

13 March 2024

Dear Carys,

CHANGES TO YOUR EMPLOYMENT CONTRACT

It has been agreed that your role as Executive Vice President, General Counsel and Board Secretary will continue through to June 30, 2024 whereafter you will remain employed and your role will be amended to Board Secretary, subject to the following changes.

For the avoidance of doubt, your bonus eligibility, continuous employment and benefits remain unchanged. Your employment contract dated August 3, 2021 (“Employment Contract”) will also remain in full force and effect, except for the following amendments set out below.

Effective immediately, Clause 5(a) of your Employment Contract will be amended such that your salary will be paid in GBP and at the current rate of £312, 254.87 per annum (subject to deductions as required by law). There will be no further salary reconciliations pursuant to clause 5(a)(i) and (ii) of the Contract of Employment which shall be deemed deleted with respect to salary or other remuneration received during 2023 or going forward.

Effective July l, 2024 (“Effective Date”):

(i)	In Clause 2 the words “not less than 12 (twelve) months written notice” shall be deleted and replaced with “not less than 1 (one) months written notice”.
(ii)	In Clause 3(a)(i) the words “Executive Vice President and General Counsel’ shall be replaced with “Board Secretary’’.
(iii)	Clause 3(a)(ii) shall be deemed deleted and replaced with “be responsible for overseeing production of materials for board meetings (agendas and materials), overseeing production of minutes personally or by an assistant secretary appointed by the Board of Directors in its discretion, overseeing the preparation and filing of public company filings and facilitating communications between management and the board of directors as needed, including attendance at such meetings of the Office of the Executive Chairman deemed necessary by Executive Chair & CEO”
(iv)	Clause 3(a)(iv) shall de deemed deleted.
(v)	In Clause 5(a) the salary shall be deemed deleted and replaced with one hundred and two thousand pounds (£102,000).
(vi)	In Clause 5(b) the “Maximum Annual Bonus’’ shall be deleted such that the bonus opportunity from the Effective Date is only Target Bonus with such bonus for 2024 to be payable on January 15, 2025.
(vii)	Clause lO(b) and (c) shall be deemed deleted and replaced as follows “The Executive’s working hours will be between 40 and 50 hours per month in each month prior to a Board Meeting (including attendance at the meeting) and IO and 15 hours a month in other months.”
(viii)	Clause 11 (a) shall be amended such that the number of days paid holiday be pro’rated based on the number of days worked.
(ix)	Clause I6(c)(iv) shall be deemed deleted.

Yours sincerely,

For and on behalf of Inspired Gaming (UK Limited)

I have read and agree to the above terms and conditions and acknowledge that these amend the terms of the Contract.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Inspired Gaming
(UK) Limited by a director in the presence
of a witness:	Signature	/s/ Brooks Pierce

	Name	BROOKS PIERCE
Director

Witness signature	/s/ Carys Damon
Witness name	(block capitals)

Witness address	LONDON, SE4

Executed as a deed by Carys Damon in the
presence of a witness:	Signature	/s/ Carys Damon

Witness signature	/s/ Alex Damon
Witness name	(block capitals)
Witness address	LONDON, SE4